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EXHIBIT 5.1

October 1, 2003

Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95051

Gentlemen:

        At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 8,000,000 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") to be issued under the Company's 2003 Employees Stock Purchase Plan (the "Plan").

        In connection with this opinion, I have examined the Plan, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

        Based on the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ JOHN M. CLARK III
JOHN M. CLARK III Senior Vice President, General Counsel & Secretary

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  EXHIBIT 5.1